EXHIBIT 99.1

For more information contact:	Analysts – Andy Taylor (206) 539-3907
Media – Nancy Thompson (919) 861-0342

Weyerhaeuser Reports Second Quarter Results

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Achieved net earnings of $173 million, or $0.24 per diluted share, and net earnings before special items of $154 million, or $0.21 per diluted share
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Generated Adjusted EBITDA of $410 million, a 16 percent increase compared to first quarter 2024
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Completed approximately $100 million of share repurchase in first half 2024
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Enhancing Timberlands portfolio with $244 million of strategic acquisitions in Alabama

SEATTLE, July 25, 2024 – Weyerhaeuser Company (NYSE: WY) today reported second quarter net earnings of $173 million, or 24 cents per diluted share, on net sales of $1.9 billion. This compares with net earnings of $230 million, or 31 cents per diluted share, on net sales of $2.0 billion for the same period last year and net earnings of $114 million for first quarter 2024. Excluding an after-tax benefit of $19 million for special items, the company reported second quarter net earnings of $154 million, or 21 cents per diluted share. This compares with net earnings before special items of $238 million for the same period last year. There were no special items in first quarter 2024. Adjusted EBITDA for second quarter 2024 was $410 million, compared with $469 million for the same period last year and $352 million for first quarter 2024.

This afternoon, Weyerhaeuser also announced strategic timberland acquisitions in Alabama, totaling 84,300 acres for $244 million. The first transaction closed in second quarter 2024 for $48 million. The remaining transactions are under contract and expected to close in the second half of 2024, subject to customary closing conditions. These highly productive and mature timberlands are strategically located to deliver immediate synergies with existing Weyerhaeuser operations. In addition, the acquisitions are expected to generate portfolio-leading cash flow and harvest tons per acre within the company’s Southern Timberlands business. Including these transactions, the company will have completed approximately $775 million against the target to grow its Timberlands portfolio through $1.0 billion of disciplined investments by the end of 2025.

"Our businesses delivered solid operating performance in the second quarter,” said Devin W. Stockfish, president and chief executive officer. “Despite ongoing challenges in the lumber market, Adjusted EBITDA improved across each of our business segments compared to first quarter 2024. In addition, we continue to make meaningful progress toward our multi-year growth targets with the high-quality timberland acquisitions we announced today. Looking forward, we maintain a constructive outlook for the longer-term demand fundamentals that support our businesses and are uniquely positioned to navigate a range of market conditions given our unmatched portfolio of assets, relentless focus on operational excellence and innovation, and disciplined approach to capital allocation. Our balance sheet is strong, and we remain committed to serving our customers and driving long-term value for our shareholders."

WEYERHAEUSER FINANCIAL HIGHLIGHTS	2024	2024	2023
(millions, except per share data)	Q1	Q2	Q2
Net sales	$1,796	$1,939	$1,997
Net earnings	$114	$173	$230
Net earnings per diluted share	$0.16	$0.24	$0.31
Weighted average shares outstanding, diluted	731	729	732
Net earnings before special items(1)(2)	$114	$154	$238
Net earnings per diluted share before special items(1)	$0.16	$0.21	$0.32
Adjusted EBITDA(1)	$352	$410	$469
Net cash from operations	$124	$432	$496
Adjusted FAD(3)	$45	$316	$415
(1)
Net earnings before special items is a non-GAAP measure that management believes provides helpful context in understanding the company’s earnings performance. Additionally, Adjusted EBITDA is a non-GAAP measure that management uses to evaluate the performance of the company. Adjusted EBITDA, as we define it, is operating income adjusted for depreciation, depletion, amortization, basis of real estate sold and special items. Net earnings before special items and Adjusted EBITDA should not be considered in isolation from, and are not intended to represent an alternative to, our GAAP results. Reconciliations of net earnings before special items and Adjusted EBITDA to GAAP earnings are included within this release.
(2)
Second quarter 2024 after-tax special items include a $19 million product remediation recovery. Special items for prior periods presented are included in the reconciliation tables within this release.
(3)
Adjusted Funds Available for Distribution (Adjusted FAD) is a non-GAAP measure that management uses to evaluate the company’s liquidity. Adjusted FAD, as we define it, is net cash from operations adjusted for capital expenditures and significant non-recurring items. Adjusted FAD measures cash generated during the period (net of capital expenditures and significant non-recurring items) that is available for dividends, repurchases of common shares, debt reduction, acquisitions and other discretionary and nondiscretionary capital allocation activities. Adjusted FAD should not be considered in isolation from, and is not intended to represent an alternative to, our GAAP results. A reconciliation of Adjusted FAD to net cash from operations is included within this release.

TIMBERLANDS

FINANCIAL HIGHLIGHTS	2024	2024
(millions)	Q1	Q2	Change
Net sales	$521	$555	$34
Net contribution to pretax earnings	$80	$81	$1
Adjusted EBITDA	$144	$147	$3

Q2 2024 Performance – Fee harvest volumes in the West and South were moderately higher than the first quarter, as operating conditions were seasonally favorable. In the West, domestic sales volumes were moderately higher and export sales volumes were significantly higher. Sales realizations were slightly higher overall due to increased export sales volumes. Domestic sales realizations were slightly lower, and per unit log and haul costs were higher. In the South, sales realizations and per unit log and haul costs were comparable. Forestry and road costs in the West and South were seasonally higher.

Q3 2024 Outlook – Weyerhaeuser anticipates third quarter earnings and Adjusted EBITDA will be approximately $20-30 million lower than the second quarter. In the West, the company expects slightly lower fee harvest volumes, moderately lower sales volumes (primarily for export), moderately lower sales realizations, and lower per unit log and haul costs. In the South, the company expects fee harvest volumes to be moderately higher and sales realizations and per unit log and haul costs to be comparable. Forestry and road costs in the West and South are expected to be seasonally higher.

REAL ESTATE, ENERGY & NATURAL RESOURCES

FINANCIAL HIGHLIGHTS	2024	2024
(millions)	Q1	Q2	Change
Net sales	$107	$109	$2
Net contribution to pretax earnings	$60	$59	$(1)
Adjusted EBITDA	$94	$102	$8

Q2 2024 Performance – Adjusted EBITDA increased from the first quarter due to stronger results from the company’s Energy and Natural Resources business. For the Real Estate business, the average price per acre decreased significantly while the number of acres sold increased significantly due to the timing and mix of properties sold.

Q3 2024 Outlook – Weyerhaeuser anticipates third quarter earnings will be approximately $10 million lower than the second quarter and Adjusted EBITDA will be approximately $30 million lower than the second quarter due to the timing and mix of real estate sales. The company now expects full year 2024 Adjusted EBITDA to be approximately $330 million, a $10 million increase from prior outlook, and continues to expect basis as a percentage of real estate sales to be 35 to 45 percent for the full year.

WOOD PRODUCTS

FINANCIAL HIGHLIGHTS	2024	2024
(millions)	Q1	Q2	Change
Net sales	$1,302	$1,421	$119
Net contribution to pretax earnings	$128	$196	$68
Pretax benefit for special items	$—	$(25)	$(25)
Net contribution to pretax earnings before special items	$128	$171	$43
Adjusted EBITDA	$184	$225	$41

Q2 2024 Performance – Sales realizations for lumber decreased 2 percent while sales realizations for oriented strand board increased 13 percent compared with first quarter averages. Sales volumes for lumber were moderately higher, partially due to increased production following winter weather disruptions in the first quarter. Unit manufacturing costs were moderately lower and log costs were slightly lower. For oriented strand board, sales volumes and unit manufacturing costs were comparable, while fiber costs were slightly lower. For engineered wood products, sales realizations were comparable for most products. Sales volumes were higher and unit manufacturing costs were slightly lower. Raw material costs were lower for solid section and higher for I-joist products, primarily for oriented strand board webstock.

Second quarter pretax special items include a $25 million product remediation recovery.

Q3 2024 Outlook – Weyerhaeuser anticipates third quarter earnings before special items and Adjusted EBITDA will be lower than the second quarter, excluding the effect of changes in average sales realizations for lumber and oriented strand board. For lumber, the company expects lower sales volumes, slightly lower log costs, and higher unit manufacturing costs. For oriented strand board, the company anticipates comparable sales volumes, slightly higher fiber costs, and moderately higher unit manufacturing costs. For engineered wood products, the company expects comparable sales volumes, lower raw material costs, and moderately lower sales realizations, primarily for plywood and medium density fiberboard. For distribution, the company anticipates slightly lower results compared to the second quarter.

ABOUT WEYERHAEUSER

Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900 and today owns or controls approximately 10.5 million acres of timberlands in the U.S., as well as additional public timberlands managed under long-term licenses in Canada. Weyerhaeuser has been a global leader in sustainability for more than a century and manages 100 percent of its timberlands on a fully sustainable basis in compliance with internationally recognized sustainable forestry standards. Weyerhaeuser is also one of the largest manufacturers of wood products in

North America and operates additional business lines around product distribution, climate solutions, real estate, and energy and natural resources, among others. In 2023, the company generated $7.7 billion in net sales and employed approximately 9,300 people who serve customers worldwide. Operated as a real estate investment trust, Weyerhaeuser’s common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.

EARNINGS CALL INFORMATION

Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on July 26, 2024 to discuss second quarter results.

To access the live webcast and presentation online, go to the Investor Relations section on www.weyerhaeuser.com on July 26, 2024.

To join the conference call from within North America, dial 1-877-407-0792 (access code: 13742028) at least 15 minutes prior to the call. Those calling from outside North America should dial 201-689-8263 (access code: 13742028). Replays will be available for two weeks at 1-844-512-2921 (access code: 13742028) from within North America, and at 1-412-317-6671 (access code: 13742028) from outside North America.

FORWARD-LOOKING STATEMENTS

This earnings release contains statements concerning the company's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, with respect to our outlook and expectations concerning the following: the company's expectations concerning the occurrence, timing and expected financial contributions and economic results of its acquisitions of certain Alabama timberlands, including expected synergies, cash flow and harvest tons per acre; our long-term outlook on the drivers of demand for our products; our ability to manage our business through various market conditions; future operating performance, innovation and delivery of long-term shareholder value and returns; earnings and Adjusted EBITDA for our Timberlands and Real Estate, Energy & Natural Resources segments; earnings before special items and Adjusted EBITDA for our Wood Products segment; fee harvest volumes, sales volumes, sales realizations, log and haul costs and forestry and road costs for our Timberlands segment; the timing and mix of real estate sales for our Real Estate, Energy & Natural Resources segment; sales volumes, log costs and unit manufacturing costs for our lumber business; sales volumes, raw material costs and unit manufacturing costs for our oriented strand board business; sales volumes, sales realizations and raw material costs for our engineered wood products business; and results for our distribution business. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often involve use of words and expressions such as “anticipate,” “committed,” “expect,” “look forward,” “will,” and similar words and expressions. They may use the positive, negative or another variation of those and similar words and expressions. These forward-looking statements are based on our current expectations and assumptions and are not guarantees of future events or performance. The realization of our expectations and the accuracy of our assumptions are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to:

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the effect of general economic conditions, including employment rates, interest rates, inflation rates, housing starts, general availability and cost of financing for home mortgages and the relative strength of the U.S. dollar;
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market demand for the company's products, including market demand for our timberland properties with higher and better uses, which is related to, among other factors, the strength of the various U.S. business segments and U.S. and international economic conditions;
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changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Japanese yen, the Chinese yuan and the Canadian dollar, and the relative value of the euro to the yen;
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restrictions on international trade and tariffs imposed on imports or exports;
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the availability and cost of shipping and transportation;
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economic activity in Asia, especially Japan and China;
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performance of our manufacturing operations, including maintenance and capital requirements;
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potential disruptions in our manufacturing operations;

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the level of competition from domestic and foreign producers;
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the successful execution of our internal plans and strategic initiatives, including restructuring and cost reduction initiatives;
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our ability to hire and retain capable employees;
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the successful and timely execution and integration of our strategic acquisitions, including our ability to realize expected benefits and synergies, and the successful and timely execution of our strategic divestitures, each of which is subject to a number of risks and conditions beyond our control including, but not limited to, timing and required regulatory approvals or the occurrence of any event, change or other circumstances that could give rise to a termination of any acquisition or divestiture transaction under the terms of the governing transaction agreements;
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raw material availability and prices;
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the effect of weather;
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changes in global or regional climate conditions and governmental response to such changes;
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the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;
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the effects of significant geopolitical conditions or developments such as significant international trade disputes or domestic or foreign terrorist attacks, armed conflict and political unrest;
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the occurrence of regional or global health epidemics and their potential effects on our business, results of operations, cash flows, financial condition and future prospects;
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energy prices;
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transportation and labor availability and costs;
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federal tax policies;
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the effect of forestry, land use, environmental and other governmental regulations;
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legal proceedings;
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performance of pension fund investments and related derivatives;
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the effect of timing of employee retirements as it relates to the cost of pension benefits and changes in the market price of our common stock on charges for share-based compensation;
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the accuracy of our estimates of costs and expenses related to contingent liabilities and the accuracy of our estimates of charges related to casualty losses;
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changes in accounting principles; and
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other risks and uncertainties identified in our 2023 Annual Report on Form 10-K, as well as those set forth from time to time in our other public statements, reports, registration statements, prospectuses, information statements and other filings with the SEC.

It is not possible to predict or identify all risks and uncertainties that might affect the accuracy of our forward-looking statements and, consequently, our descriptions of such risks and uncertainties should not be considered exhaustive. There is no guarantee that any of the events anticipated by these forward-looking statements will occur, and if any of the events do occur, there is no guarantee what effect they will have on the company's business, results of operations, cash flows, financial condition and future prospects.

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise.

RECONCILIATION OF ADJUSTED EBITDA TO NET EARNINGS

We reconcile Adjusted EBITDA to net earnings for the consolidated company and to operating income (loss) for the business segments, as those are the most directly comparable U.S. GAAP measures for each.

The table below reconciles Adjusted EBITDA for the quarter ended March 31, 2024:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$114
Interest expense, net of capitalized interest					67
Income taxes					20
Net contribution (charge) to earnings	$80	$60	$128	$(67)	$201
Non-operating pension and other post-employment benefit costs	—	—	—	11	11
Interest income and other	—	—	—	(16)	(16)
Operating income (loss)	80	60	128	(72)	196
Depreciation, depletion and amortization	64	3	56	2	125
Basis of real estate sold	—	31	—	—	31
Adjusted EBITDA	$144	$94	$184	$(70)	$352

The table below reconciles Adjusted EBITDA for the quarter ended June 30, 2024:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$173
Interest expense, net of capitalized interest					67
Income taxes					33
Net contribution (charge) to earnings	$81	$59	$196	$(63)	$273
Non-operating pension and other post-employment benefit costs	—	—	—	10	10
Interest income and other	(1)	—	—	(12)	(13)
Operating income (loss)	80	59	196	(65)	270
Depreciation, depletion and amortization	67	4	54	1	126
Basis of real estate sold	—	39	—	—	39
Special items included in operating income (loss)(1)	—	—	(25)	—	(25)
Adjusted EBITDA	$147	$102	$225	$(64)	$410
(1)
Operating income (loss) for Wood Products includes a pretax special item consisting of a $25 million product remediation recovery.

The table below reconciles Adjusted EBITDA for the quarter ended June 30, 2023:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$230
Interest expense, net of capitalized interest					70
Income taxes					25
Net contribution (charge) to earnings	$104	$52	$218	$(49)	$325
Non-operating pension and other post-employment benefit costs	—	—	—	12	12
Interest income and other	—	—	—	(18)	(18)
Operating income (loss)	104	52	218	(55)	319
Depreciation, depletion and amortization	68	5	52	1	126
Basis of real estate sold	—	13	—	—	13
Special items included in operating income (loss)(1)	—	—	—	11	11
Adjusted EBITDA	$172	$70	$270	$(43)	$469
(1)
Operating income (loss) for Unallocated Items includes a pretax special item consisting of an $11 million noncash environmental remediation charge.

The table below reconciles Adjusted EBITDA for the year-to-date period ended June 30, 2024:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$287
Interest expense, net of capitalized interest					134
Income taxes					53
Net contribution (charge) to earnings	$161	$119	$324	$(130)	$474
Non-operating pension and other post-employment benefit costs	—	—	—	21	21
Interest income and other	(1)	—	—	(28)	(29)
Operating income (loss)	160	119	324	(137)	466
Depreciation, depletion and amortization	131	7	110	3	251
Basis of real estate sold	—	70	—	—	70
Special items included in operating income (loss)(1)	—	—	(25)	—	(25)
Adjusted EBITDA	$291	$196	$409	$(134)	$762
(1)
Operating income (loss) for Wood Products includes a pretax special item consisting of a $25 million product remediation recovery.

RECONCILIATION OF NET EARNINGS BEFORE SPECIAL ITEMS TO NET EARNINGS

We reconcile net earnings before special items to net earnings and net earnings per diluted share before special items to net earnings per diluted share, as those are the most directly comparable U.S. GAAP measures. We believe the measures provide meaningful supplemental information for investors about our operating performance, better facilitate period to period comparisons and are widely used by analysts, lenders, rating agencies and other interested parties.

The table below reconciles net earnings before special items to net earnings:

	2024	2024	2023
(millions)	Q1	Q2	Q2
Net earnings	$114	$173	$230
Environmental remediation charge	—	—	8
Product remediation recovery	—	(19)	—
Net earnings before special items	$114	$154	$238

The table below reconciles net earnings per diluted share before special items to net earnings per diluted share:

	2024	2024	2023
	Q1	Q2	Q2
Net earnings per diluted share	$0.16	$0.24	$0.31
Environmental remediation charge	—	—	0.01
Product remediation recovery	—	(0.03)	—
Net earnings per diluted share before special items	$0.16	$0.21	$0.32

RECONCILIATION OF ADJUSTED FAD TO NET CASH FROM OPERATIONS

We reconcile Adjusted FAD to net cash from operations, as that is the most directly comparable U.S. GAAP measure. We believe the measure provides meaningful supplemental information for investors about our liquidity.

The table below reconciles Adjusted FAD to net cash from operations:

	2024	2024	2023
(millions)	Q1	Q2	Q2
Net cash from operations	$124	$432	$496
Capital expenditures	(79)	(91)	(81)
Adjustments to FAD(1)	—	(25)	—
Adjusted FAD	$45	$316	$415
(1)
Adjustments to FAD include a $25 million product remediation recovery.